Exhibit 23.1
Consent of Independent Auditors
The Board of Directors
Robin Hood Holdings Limited:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-70943, 333-53312 and 333-105816) and on Form S-8 (Nos. 333-05737, 333-24577, 333-37733, 333-70933, 333-38596, 333-45650, 333-53334, 333-61844, 333-61842, 333-102285, 333-111032, 33-144039) of Watson Pharmaceuticals, Inc., of our report dated August 13, 2009, with respect to the consolidated balance sheets of Robin Hood Holdings Limited and subsidiaries as of December 31, 2008 and 2007, and the related consolidated income statements, consolidated statements of changes in equity, and consolidated cash flow statements for the years then ended, which report appears in the Form 8-K of Watson Pharmaceuticals Inc., dated August 17, 2009.
/s/ KPMG
Registered Auditors
Pieta, Malta
August 17, 2009